NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933 ("ACT") OR QUALIFIED OR REGISTERED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968 OR THE SECURITIES LAWS OF ANY OTHER STATE OR NATION ("LAWS"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER SAID SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND QUALIFICATION OR REGISTRATION UNDER ALL APPLICABLE LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED AS TO SAID SALE OR OFFER.


                                WARRANT AGREEMENT


PREAMBLE

     This Warrant Agreement (this "Agreement") is entered into by and between Eclipse Surgical Technologies, Inc., a California corporation (the "Corporation"), and _____________________________________________ ("Holder")
effective March 13, 1996 (the "Effective Date").

RECITAL

     The Holder desires to acquire and the Corporation desires to grant to the Holder for $0.10 per warrant a warrant to purchase __________ Corporation Common shares with an exercise price of $12.50 per share pursuant to the terms and conditions of this Agreement.

AGREEMENT

     Based upon the facts and premises contained in the above Recital and the mutual covenants contained below the parties hereby agree as follows:

     1. GRANT OF WARRANT. Subject to the terms and conditions set forth below in this Agreement, the Corporation hereby grants to the Holder the right and option (each such right and option referred to as a "Warrant") to purchase __________ shares of the Corporation's Common stock (each such underlying share referred to as a "Warrant Share").

     2. PURCHASE PRICE. The purchase price of each Warrant Share (i.e., the exercise price of each Warrant) shall be $12.50, which the Corporation's Board of Directors has determined is currently the fair market value of such share as of the Effective Date.

     3. TERMS OF WARRANT. The Warrants shall not be exercisable after, and shall terminate upon, the earlier of (i) June 30, 1998 or (ii) the later occurring of (a) the merger with or into or the sale of all or substantially all of the Corporation's assets or stock to an entity not controlling, controlled by, or under common control with the Corporation immediately prior to such sale or (b) fifteen days after the Corporation has given Holder notice of same. The Warrants shall not constitute security for the repayment of any loan or other indebtedness due from the Corporation to the Holder.

     The Warrants may be exercised only as to any or all of the available Warrant Shares; provided, however, that if the Warrants are exercised as to less than all of the available Warrant Shares the Warrants must be exercised as to at least 20% of the initial number of Warrant Shares (as adjusted pursuant to Section 5). The purchase price of the Warrant Shares as to which the Warrants is exercised shall be paid in full at the time of exercise in cash, by cancellation of Company indebtedness, or by cashiers or certified check. The holder of the Warrants shall not have any of the rights of a shareholder with respect to the Warrant Shares as to which there has been no exercise of the Warrants.

     4. TRANSFERABILITY. The Warrants shall be transferable only with the express written consent of the Company which consent may be granted or withheld for any reason. The Warrants may be exercised only by the Holder or by Holder's permitted transferees. More particularly (but without limiting the generality of the foregoing), the Warrant may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Warrant contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Warrant, shall be null and void and without effect.

     Upon compliance with the above provisions, the Corporation will transfer ownership of record of the warrants to any permitted transferee upon surrender of this Agreement properly endorsed for registration of transfer at the Corporation's principal executive office and will execute and deliver to the transferee a new agreement covering the so-transferred Warrants.

     Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Agreement and, in the case of any such loss, theft or destruction of this Agreement upon delivery of indemnity reasonably satisfactory to the Corporation or, in the case of any such mutilation, upon surrender of such mutilated Agreement for cancellation at the Corporation's principal executive office, Corporation at its expense will execute and deliver, in lieu thereof, a new agreement covering the Warrants of like tenor.

     5. ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE. In the event of any changes in the outstanding capital stock of the Corporation by reason of any stock dividend, stock split or reverse stock split, or any reclassification, recapitalization merger, consolidation, reorganization or liquidation which does not terminate the Warrants pursuant to Section 3, the aggregate number of Warrant Shares subject to the Warrants and the exercise price prior to such event shall be appropriately adjusted in a proportional manner and the class of shares or property subject to the Warrants shall be appropriately adjusted, as the case may be. In the event of any merger of the Corporation or any acquisition of 80 percent or more of its gross assets or stock, or any reorganization or liquidation of the Corporation which does not terminate the Warrants pursuant to Section 3, the Board of Directors shall have power at its complete discretion to make arrangements which shall be binding upon the holders of unexpired warrant rights for the substitution of new warrants for any unexpired Warrants then outstanding or for the assumption of any such unexpired Warrants by any successor to the Corporation provided that such arrangements shall not materially diminish the rights of the Holder hereunder.

     6. METHOD OF EXERCISING WARRANT; INVESTMENT REPRESENTATION. Subject to the terms and conditions of this Agreement, the Warrants may be exercised by written notice to the Corporation at its main office. Such notice shall state the election to exercise the Warrants and the number of Warrant Shares in respect of which the Warrants are being exercised and shall be signed by the person or persons so exercising the Warrants. Such notice shall be accompanied by payment in cash, by cancellation of indebtedness, or by cashiers or certified check in the amount of the full purchase price of such shares, and the Corporation shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. The certificate or certificates for the Warrant Shares as to which the Warrant shall have been so exercised shall be registered in the name of the Holder (or Holder's permitted transferees as directed by such transferees when exercising the Warrant) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Warrants. In the event the Warrants shall be exercised by a person other than Holder, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Warrants. All Warrant Shares that shall be purchased upon the exercise of the Warrants as provided herein shall be fully paid and nonassessable.

     The aforesaid notice shall be in form satisfactory to the Corporation in order to establish exemptions from registration and/or qualification under any applicable Federal and state securities laws. At a minimum it shall affirm that the Holder is acquiring the Warrant Shares for the Holder's own account for investment and not with a view to or for sale in connection with any distribution thereof.

     The parties agree that any Warrant Shares issued by the Corporation upon exercise of this Warrant, whether by the Holder or a permitted transferee, shall be subject to the right of first refusal set forth on Exhibit A hereto and are granted registration rights and are subject to a market stand-off pursuant to an Amended and Restated Registration Rights Agreement dated effective March 13, 1996.

     The Warrant Shares shall be subject to the following additional restrictions and all certificates representing said shares shall bear a conspicuous legend containing said restrictions:

     THE SHARES REPRESENTED BY THE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933 ("ACT") OR REGISTERED OR QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968 OR THE SECURITIES LAWS OF ANY OTHER STATE OR NATION ("LAWS"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER SAID SHARES NOR ANY INTEREST THEREIN MAY BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND QUALIFICATION OR REGISTRATION UNDER ALL APPLICABLE LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED AS TO SAID SALE OR OFFER. THESE SHARES ARE ALSO SUBJECT TO A RIGHT OF FIRST REFUSAL IMPOSED BY A WARRANT AGREEMENT DATED MARCH 12, 1996, AND TO A MARKET STAND-

     OFF IMPOSED BY AN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT DATED MARCH 12, 1996, ON FILE WITH THE SECRETARY.

In addition, the shares shall bear any legend and be subject to transfer restrictions imposed by these and any other securities laws.

     7. NOTICES OF RECORD DATE, ETC. In the event of any taking by the Corporation of a record of the holders of Common stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right then, and in each such event, the Corporation shall mail or cause to be mailed to the Holder (or any subsequent holder of this Agreement) a notice specifying (a) the date on which any such record is to be taken and (b) stating (i) the amount and character of such dividend, distribution or right. Such notice shall be given at least ten (10) days prior to the record date therein specified in order to afford Holder (or any subsequent holder of this warrant) the opportunity to exercise the Warrant and thus participate in such dividend or distribution or exercise such right, as the case may be. By giving such notice, however, the Corporation is not required to affect any transaction or amendment described in such notice even if approved. In addition, if any notice or information is sent by the Corporation to all of the holders of Common stock, the Corporation shall at the same time send such information or a copy of such notice to the Holder (or any subsequent holder of this Warrant).

     8. MISCELLANEOUS. Any amendment to this Warrant Agreement must be in writing and signed by both parties hereto. This Warrant Agreement is to be governed by California law as such law is applied to agreements between California residents entered into and to be performed entirely in California.
It constitutes the full and complete understanding of the Corporation and Holder and supersedes all previous agreements on the subject matter hereof. Except as provided above, the rights of Holder may not be assigned without the prior express written consent of the Corporation and any attempted assignment without such consent shall be void. This Warrant Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of the parties hereto. The section headings in this Warrant Agreement are solely for convenience and shall not be considered in its interpretation. If any lawsuit is brought to enforce this Warrant Agreement, such lawsuit shall be brought in Santa Clara County, California, and the prevailing party shall be entitled to reasonable attorneys' fees. If the application of any provision or provisions of this Warrant Agreement to any particular facts or circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Warrant Agreement shall not in any way be affected or impaired thereby and the provision or provisions shall be reformed without further action of the Corporation or Holder to and only to the extent necessary to make the same valid and enforceable when applied to such particular facts or circumstances. Any notice required or permitted by this Warrant Agreement shall be in writing and shall be deemed given to the parties or any permitted assignees when delivered personally or five days after it is deposited in the U.S. mail, postage prepaid, addressed as indicated below or to such subsequent address of which notice is given.

     9. SECURITY LAW REPRESENTATIONS. Holder represents that Holder has a net worth in excess of one million dollars ($1,000,000), including residence taken at its original cost or appraised value plus the cost of subsequent improvements
less any mortgages.    Holder further represents that Holder is able to bear the
risk of the investment in the Warrants. Holder represents that Holder is acquiring the Warrants and would be acquiring the Warrant Shares upon their exercise, for Holder's own account, for investment, and not with a view to or for sale in connection with any distribution thereof. Holder represents that Holder has acquired all the information he deemed necessary to invest in the Warrants by virtue of Holder asking questions and receiving answers from the Corporation's Chairman of the Board, Douglas Murphy-Chutorian, and by conducting any other investigations Holder deemed necessary or appropriate.

AUTHORIZED SIGNATURES

     In order to bind the parties to the above Warrant Agreement, the parties or their duly authorized representatives have signed their names below.

CORPORATION                             Holder
Eclipse Surgical Technologies, Inc.

By
   ---------------------------------    ---------------------------------------
                                             Signature

Name
    --------------------------------    ---------------------------------------
                                            Printed Name

Title                                   Address:
     -------------------------------            -------------------------------

Address:
        ----------------------------            -------------------------------

        ----------------------------    If Holder is an entity and not an
                                        individual:
                                        Printed Name of Entity


                                        ---------------------------------------
                                        Printed Name of Entity


                                        ---------------------------------------
                                        Title of Signatory at Entity

                                    EXHIBIT A
                             RIGHT OF FIRST REFUSAL

     1. INITIATION OF RIGHT OF FIRST REFUSAL. Until the consummation of a firm commitment or best efforts underwritten public offering of the Corporation's equity registered with the Securities and Exchange Commission with gross proceeds to the Corporation of five million dollars ($5,000,000) or more, the Holder and the Holder's heirs, executors, administrators, trustees, Permitted Transferees (as defined below), and transferees (collectively the "Shareholder"), shall not sell, pledge, assign, or otherwise transfer any of the Warrant Shares to any person without first offering to the Corporation or its designees the right and option to purchase said Warrant Shares as provided hereinafter in this Agreement. Notwithstanding the above, the Shareholder may sell or transfer Shareholder's Warrant Shares to the Shareholder's spouse, parents, siblings, former spouse, or children, or to a trustee or custodian for the benefit of himself or his spouse, parents, siblings, former spouse, or children (the "Permitted Transferees") without first offering said Warrant Shares to the Corporation or its designees, provided such Permitted Transferees agree in writing to be bound by the restrictions set forth in this Agreement.

          In the event of a pledge or other hypothecation of the Warrant Shares, or the granting of an option or other right to purchase the Warrant Shares, the Right of First Refusal shall come into existence at the time of any sale or transfer of ownership of the Warrant Shares pursuant to foreclosure under such pledge or hypothecation or exercise of such option or right, as the case may be, provided, however, that the Shareholder may not pledge or hypothecate the Warrant Shares, or grant an option or right to purchase the Warrant Shares, unless the pledge holder or option or right holder, as the case may be, agrees in writing at the time of the pledge or grant of the option or right to be bound by the terms of this Agreement, and to cause any proposed assignee or transferee of such pledge or right or option to execute and deliver to the Corporation a similar writing prior to such assignment or transfer.

     2. MECHANICS. Any Shareholder desiring to sell any or all of the Warrant Shares during such time period shall give written notice (the "Shareholder Notice") to the Secretary of the Corporation of the Shareholder's bona fide intention to sell the Warrant Shares pursuant to a bona fide written offer of a third party other than the Corporation (the "Proposed Purchaser"). The Shareholder Notice shall include a photocopy of such written offer which shall specify the identity of the Proposed Purchaser, the number of such Warrant Shares proposed to be sold (hereinafter the "Offered Shares"), and the price and payment terms of the proposed offer to buy the Offered Shares. The payment terms of the Proposed Purchaser to the Shareholder (and of the Shareholder to the Corporation) must be cash, cash equivalent (a certificate of deposit, shares of stock in a publicly traded company, and the like), or a promissory note of the Proposed Purchaser payable on date(s) specified by passage of time. The Corporation or its designees shall have the right and option to purchase any and all of the Offered Shares, at the price and on the payment terms specified in the Shareholder Notice, for a period of sixty (60) days from receipt of said notice from the Shareholder. That is, the Shareholder Notice constitutes an irrevocable offer by the Shareholder to sell any or all of the Offered Shares to the Corporation or its designees at the price and payment terms specified in the Shareholder Notice for sixty days from the Corporation's receipt of the Shareholder Notice.

     The Corporation shall exercise its option by giving written notice (the "Exercise Notice") to the Shareholder stating the number of Offered Shares for which it is exercising its option. The Shareholder shall deliver to the Corporation a share certificate representing those Offered Shares being purchased by the Corporation as specified in the Exercise Notice within thirty
(30) days of the Exercise Notice against payment of the purchase price by the Corporation for the account of Shareholder as specified in the Exercise Notice.

     Any Offered Shares for which both the Corporation and its designees fail to exercise their option as provided in this Agreement, may be sold by the Shareholder to the Proposed Purchaser within a period of ninety (90) days following the end of the Corporation's sixty (60) day option period specified above, provided that (1) such sale is made at the price and on the payment terms specified in the Shareholder Notice, (2) the Proposed Purchaser delivers a written undertaking to the Secretary of the Corporation agreeing to be bound by the restrictions on the Warrant Shares as set forth in this Agreement, and (3) the Corporation receives an opinion of counsel reasonably satisfactory to it that the sale to the Proposed Purchaser complies with applicable federal and state corporate securities laws.

     Upon receipt of a writing from Shareholder or Proposed Purchaser, as the case may be, stating that the foregoing conditions have been satisfied and the purchase price has been paid to the Shareholder by the Proposed Purchaser, the Corporation shall transfer the ownership of record of the Offered Shares to the Proposed Purchaser and reissue the share certificates as appropriate.

     If within this ninety (90) day period the Shareholder does not enter into an agreement for such a sale of the Offered Shares to the Proposed Purchaser which is consummated within thirty (30) days of the execution thereof, this Right of First Refusal shall be revived as to the Offered Shares which thereafter shall not be sold or transferred unless the Shareholder first offers the Corporation the right and option to repurchase any and all of the Offered Shares in accordance with this Agreement.

     Any transfer or purported transfer of the Warrant Shares or any interest therein shall be null and void unless the terms and conditions of this Agreement are strictly observed and followed, or such terms and conditions are waived by the Corporation's Board of Directors at its sole discretion.

     3.   NOTICES.

          Any notice required or permitted by this Agreement shall be in writing and shall be deemed given to the Shareholder or any person acquiring any of the Warrant Shares when delivered personally or three (3) days after it is deposited in the U.S. mail, sent registered or certified mail, return receipt requested, postage prepaid, and addressed to the Shareholder or such acquiring person at the address appearing on the stock or other records of the Corporation; and shall be deemed given to the Corporation when delivered personally to its President or a Vice President or three (3) days after it is deposited in the mail, sent registered or certified mail, return receipt requested, postage prepaid, and addressed to the Corporation, attention to its President, at the Corporation's principal executive offices as indicated in the Warrant Agreement to which this document is on exhibit. The Corporation shall initially place in its Stock records the Holder's address as indicated in the Warrant Agreement to which this document is on exhibit. Either party may designate another address for purposes of receiving notice under this Agreement by giving written notice to the other party in accordance with this section.


                                       -5-